Exhibit 23.1




                CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Wells Fargo & Company:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 included in this Registration Statement (No. 333-96511) on Form S-8 of Wells Fargo & Company ("the Company"), of our report, dated January 18, 2000, relating to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the Company's December 31, 1999 Annual Report on Form 10-K.

/s/ KPMG LLP



San Francisco, California
March 31, 2000